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                                    EXHIBIT 99.23


FOR IMMEDIATE RELEASE

Winona Watkins
Centura Software Corporation
Director of Human Resources
(650) 596-3400
www.centurasoft.com

CENTURA SOFTWARE ANNOUNCES NEW CTO

Centura Software Corporation Hires Joseph Falcone as New Senior Vice President and Chief Technical Officer

REDWOOD SHORES, CA, (OCTOBER 29, 1998) -- Centura Software Corporation
(NASDAQ: CNTR), a leading supplier of embedded databases and application development tools, announced today that it has hired Joseph Falcone as its new Senior Vice President and Chief Technical Officer. Mr. Falcone comes to Centura from Inprise Corporation (formerly Borland) where he most recently held the position of Director of Engineering for Inprise's windows product group.

"This is a great time for Joe to be joining us," said Scott Broomfield, CEO for Centura. "We have been searching a long time to find the right person to join our team. Joe brings skills that will enhance our senior management team and help us accomplish our goals."

"I am delighted to have the opportunity to work with Scott and his team at Centura," said Falcone. "Centura's technical excellence is well established in the embedded database and application development tools markets and I look forward to building an additional competitive presence in the Web, mobile and device computing markets."

Falcone comes to Centura from Inprise Corporation, where he was responsible for the Borland Delphi and C++ builder application development tools. He is a veteran of Hewlett-Packard, Digital Equipment Corporation and Data General and has nearly 20 years experience in the computer industry. Falcone holds a B.A. degree in Computer Science from the University of California, Berkeley and a M.S. degree in Electrical Engineering from Stanford University.

ABOUT CENTURA SOFTWARE CORPORATION

Centura Software (NASDAQ:CNTR), founded as Gupta in 1984, was the first company to create fully relational client/server embedded DBMS for the personal computer. Centura's D3 Framework (Develop, Deploy and Distributed) consists of world-class products including SQLBase, Centura Team Developer and Centura net.db, all of which can scale from the Web


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down to smart devices. Current Centura products are all year 2000 compliant.
More information about the company and its products is located on Centura's Web site at www.centurasoft.com.


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